EXHIBIT 3(i)
                                         Totally Amended and Restated as of 2/98

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               KNIGHT-RIDDER, INC.
                           (ORIGINALLY INCORPORATED AS
                          KRN, INC. ON MARCH 12, 1976)



         FIRST: The name of the corporation is KNIGHT-RIDDER, INC. (the "Corporation").

         SECOND: The purposes of the corporation are as follows:

Printing, editing, publishing and distributing daily, Sunday and weekly newspapers, or any or all of them. Also conducting a general business in the distribution and reception of news and general information through the various means of transmission now or hereafter discovered; also conducting a general business of job printing of every kind and nature, including pamphlets, bulletins and periodicals, and the distribution of the same; also engaging in the business of engraving, die casting, stereotyping, lithographing and electrotyping or in any process now or hereafter discovered which is useful to or used in the newspaper business; also preparing, producing, manufacturing, buying, selling and dealing in equipment, tools, supplies and other materials used in the production of a newspaper and the conduct of a printing and publishing business; and the doing of all things necessary and incident to any or all of the foregoing purposes.

To collect, formulate, transmit and dispose of news by telegraph, cable, telephone, radio and ether agencies in and for the United States and her dependencies and foreign countries; to buy and sell news; to own, lease, manage, buy and sell news agencies; to acquire press franchises and to become a member of and hold stock in associations and corporations for such purposes.

To carry on the business of receiving and transmitting communications, messages, news, news reports, news service, news features, visual representations and pictures by radio and to acquire, construct, lease, own, maintain and operate stations and facilities for such purpose.

To buy from and furnish and sell to newspapers, publishers, the press, radio stations, broadcast stations and the public generally, news, news reports, news services, news features, visual representations and pictures.

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To do any and all things necessary, incidental or convenient to carry out any of the foregoing purposes and the powers herein set forth.

The foregoing statement of specific powers shall not be held to limit or restrict the powers of the corporation, and are in furtherance of and in addition to, and not in limitation of, the powers conferred by the Florida General Corporation Act; provided, however, that the corporation will not act as a banking, safe deposit, trust, insurance, surety, express, railroad, canal, telegraph, telephone or cemetery company, a building and loan association, mutual fire insurance association, cooperative association, fraternal benefit society, state fair or exposition.

         THIRD: The maximum number of shares which the Corporation is authorized to issue is Two Hundred Seventy Million (270,000,000) which shall be classified as follows:

         (a) Two Hundred Fifty Million (250,000,000) of said shares shall be Common Stock with a par value of Two and One-Twelfth cents (2 1/12(cent)) per share ("Common Stock"); and

         (b) Twenty Million (20,000,000) of said shares shall be Preferred Stock with a par value of One Dollar ($1.00) per share ("Preferred Stock or Preference Stock").

         Preferred Stock shall be entitled to preference over Common Stock in the distribution of dividends or assets, in such manner and to such extent if any as may be determined, from time to time by the Board of Directors. The shares of Preferred Stock may be divided into or issued in series. The Board of Directors is expressly vested with and shall have authority to establish from time to time the number of shares to be included in each series and, within the limitations of law and the provisions of these Amended and Restated Articles of Incorporation, to fix and determine the designation and the relative powers, preferences and rights of the shares of any series so established, and the qualifications, limitations or restrictions thereof. All shares of a series shall have preferences, limitations and relative rights identical with those of other shares of the same series and, except to the extent otherwise provided in the description of the series, with those of the other series of Preferred Stock.

         The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

         (i) The number of shares constituting such series and the distinctive designation of such series;

         (ii) The preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, with respect to any series;

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         (iii) The  dividend  rate on the  shares of each  series,  the dates at which dividends, if declared, shall be payable, the conditions upon which such dividends are payable, whether dividends shall be cumulative, noncumulative, or partially cumulative and, if cumulative or partially cumulative, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of such series;

         (iv) Whether the shares of such series shall have voting rights in addition to any voting rights and/or class voting rights that may be provided by law and, if so, the terms and duration of such voting rights, including the number of votes per share in any such series, which number may be more or less than one vote per share, as the Board of Directors may determine;

         (v) Whether the shares of such series shall have conversion or exchange privileges, and, if so, the terms and conditions of such conversion or exchange, including the amount and type of consideration per share payable in case of conversion or exchange, the conversion price or prices or ratio or ratios or the rate or rates at which such conversion or exchange may be effected, and provision for adjustments of the conversion rate in such events as the Board of Directors shall determine;

         (vi) Whether or not the shares of such series shall be redeemable, and, if so, the terms and conditions of redemption, including the date or dates upon or after which the shares of such series shall be redeemable and the amount and type of consideration per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

          (vii) Whether the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the redemption or purchase of shares of that series for retirement, and if such retirement or sinking fund or funds be established, the amount thereof and the terms and provisions relative to the operation thereof;

         (viii) The rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of such series;

         (ix) Such other special rights and protective provisions with respect to any series as the Board of Directors may deem advisable; and

         (x) Any other relative rights, preferences and limitations of such series.

         The shares of each series of the Preferred Stock may vary from the shares of any other series thereof in any or all of the foregoing respects. The Board of Directors may increase the number of shares of Preferred Stock designated for any existing series by a resolution adding to such series authorized and unissued shares of the Preferred Stock not designated for any other series. The Board of Directors may decrease the number of shares of the Preferred Stock designated for any existing series by a resolution, subtracting

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from such series  unissued  shares of the Preferred  Stock  designated  for such series, and the shares so subtracted shall become authorized, unissued and undesignated shares of the Preferred Stock.

         A series of Preferred Stock has been established to which the following provisions shall be applicable.

Series A Junior Participating Preferred Stock

1. DESIGNATION.

The series shall be designated as "Series A Junior Participating Preferred Stock" (hereinafter "this Series").

2. NUMBER.

The number of shares of this Series authorized to be issued is 1,500,000. Such number may be increased or decreased by resolution of the Board of Directors; PROVIDED, HOWEVER, that no decrease shall reduce the number of shares of this Series to a number less than that of the shares then outstanding.

3. DIVIDENDS AND DISTRIBUTIONS.

           (A) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to this Series with respect to dividends, the holders of shares of this Series shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available therefor, quarterly dividends payable in cash on the 15th day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date") commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of this Series, in an amount per share (rounded to the nearest cent) equal to the greater of (a) S 1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions (other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock by reclassification or otherwise), declared on the Common Stock, par value 2-1/12(cent) per share, of the Corporation (the "Common Stock") since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of this Series. In the event the Corporation shall at any time after July 10, 1996 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (other than the stock split effected in the form of a

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stock  dividend on the Common  Stock  approved by the Board of Directors on June
21, 1996 (the "1996 Stock Split")), then in each such case the amount to which holders of shares of this Series were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B) The Corporation shall declare a dividend or distribution on this Series as provided in paragraph (A) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); PROVIDED, HOWEVER, that in the event no dividend or distribution shall have been DECLARED on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on this Series shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

         (C) Dividends shall begin to accrue and be cumulative on outstanding shares of this Series from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of this Series, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of this Series entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of this Series in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of this Series entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

4. LIQUIDATION, DISSOLUTION OR WINDING UP.

In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), no distribution shall be made (x) to the holders of Common Stock or any other shares of stock ranking junior (either as to dividends or upon Liquidation) to this Series unless, prior thereto, the holders of shares of this Series shall have received an amount per share equal to the greater of (i) $100, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, or (ii) subject to the provision for adjustment hereinafter set forth, l00 times the aggregate amount to be distributed per share to holders of Common Stock, or
(y) to the holders of stock ranking on a parity  (either as to dividends or upon

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Liquidation) with this Series,  except distributions made ratably on this Series and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such Liquidation. In the event the Corporation shall at any time after July 10, 1996 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (other than the 1996 Stock Split), then in each such case the aggregate amount to which holders of shares of this Series were entitled immediately prior to such event under clause (ii) of clause (x) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

For purposes of this Certificate, the voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to, or a consolidation or merger of the Corporation with, one or more corporations shall not be deemed to be a Liquidation.

5. REDEMPTION.

The shares of this Series shall not be redeemable.

6. VOTING RIGHTS.

The holders of shares of this Series shall have the following voting rights:

         (A) Subject to the provision for adjustment hereinafter set forth, each share of this Series shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the Common stockholders of the Corporation. In the event the Corporation shall at any time after July 10, 1996 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock (other than the 1996 Stock Split), then in each such case the number of votes per share to which holders of shares of this Series were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         (B)  Except  as  otherwise   provided   herein,   in  the  Articles  of
Incorporation of the Corporation or by law, the holders of shares of this Series

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and the holders of shares of Common  Stock  shall vote  together as one class on all matters submitted to a vote of Common stockholders of the Corporation.

         (C) (i) If at any time dividends on any shares of this Series shall be in arrears in an amount equal to six full quarterly dividends thereon, the holders of this Series and all other series of Preferred Stock (in each case to the extent then entitled pursuant to the terms of such series), voting together as one class, shall have the exclusive and special right to elect two directors of the Corporation, and the number of directors constituting the Board of
Directors of the Corporation shall be increased by two (if not previously increased in connection with the right of other series of Preferred Stock entitled to vote together with this Series to elect directors of the Corporation) for such purpose.

         (ii) Whenever any such right of the holders of this Series shall have vested, such right may be exercised initially either at a special meeting of the holders of this Series and all other series so entitled to vote, if any, called as hereinafter provided, or at any annual meeting of stockholders, and thereafter at annual meetings of stockholders. The right of the holders of this Series voting separately as a class with such other series to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends accrued on all shares of this Series shall have been paid in full, or declared and set apart for payment, at which time the special right of the holders of this Series so to vote separately as a class with such other series for the election of directors shall terminate, subject to revesting in the event of each and every subsequent occurrence of an arrearage specified in subparagraph (C)(i) above.

         (iii) At any time when such special voting power shall have vested in the holders of this Series as provided in the preceding subparagraph (C)(i), the proper officer of the Corporation shall, upon the written request of the holders of record of at least 10% of the then outstanding voting power of shares of this Series and all other series entitled to vote in the election of such directors addressed to the Secretary of the Corporation, call a special meeting of the holders of this Series for the purpose of electing directors pursuant to this paragraph (C). Such meeting shall be held at the earliest practicable date. If such meeting shall not be called by the proper officer of the Corporation within twenty days after personal service of such written request upon the Secretary of the Corporation, or within twenty days after mailing the same within the United States of America, by registered mail addressed to the Secretary of the Corporation at its principal office, then the holders of record of at least 10% of the then outstanding voting power of shares of this Series and all other series entitled to vote in the election of such directors may designate in writing one of their number to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated by giving the notice required for annual meetings of stockholders. Any holder of this Series so designated shall have access to the stock books of the Corporation for the purpose of causing meetings of stockholders to be called pursuant to these provisions. Notwithstanding the provisions of this subparagraph (C)(iii), no such special meeting shall be called during the period within ninety days immediately preceding the date fixed for the next annual meeting of stockholders.

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         (iv) At any meeting held for the purpose of electing directors at which the holders of this Series and any other series of Preferred Stock shall have the special right to elect directors as provided in this paragraph (C), the presence, in person or by proxy, of the holders of 50% of the voting power of the then outstanding aggregate number of shares of this Series and such other series shall be required to constitute a quorum for the election of any director by the holders of such series. At any such meeting or adjournment thereof, (a) the absence of a quorum shall not prevent the election of directors other than those to be elected by all such series of Preferred Stock voting separately as a class, and the absence of a quorum for the election of such other directors shall not prevent the election of the directors to be elected by this Series and any other series of Preferred Stock that may be voting with it separately as a class, and (b) in the absence of either or both such quorums, the holders of a majority of the voting power of the shares present in person or by proxy of the stock or stocks which lack a quorum shall have power to adjourn the meeting for the election of directors who they are entitled to elect from time to time without notice other than announcement at the meeting until a quorum shall be present.

         (v) During any period when the holders of this Series have the right to vote separately as a class for directors as provided in paragraph (C) hereof,
(1) the directors so elected by the holders of the one or more series of Preferred Stock entitled to vote for such directors shall continue in office until the next succeeding annual meeting or until their successors, if any, are elected by such holders and qualify or, until termination of the right of the holders of the one or more series of Preferred Stock entitled to vote for such directors to vote separately as a class for directors as provided in paragraph
(C) hereof and (2) vacancies in the Board of Directors shall be filled only by vote of a majority (even if that be only a single director) of the remaining directors theretofore elected by the holders of the one or more series of Preferred Stock which elected the directors whose office shall have become vacant or if there be no such remaining director, directors to fill such vacancies shall be elected by the holders of the one or more series of Preferred Stock entitled to vote for such directors at a special meeting called pursuant to the provisions of paragraph (C) hereof. Immediately upon any termination of the right of the holders of this Series and any other series of Preferred Stock to vote separately as a class for directors as provided in paragraph (C) hereof, the term of office of the directors then in office so elected by the holders of this Series and any such other series shall terminate. Whenever the term of office of the directors so elected by the holders of this Series and any such other series shall terminate and the special voting power vested in the holders of this Series and any such other series as provided in paragraph (C) hereof shall have terminated, the number of directors shall be such number as may be provided for in the by-laws irrespective of any increase made pursuant to the provisions of paragraph (C).

         (D) So long as any shares of this Series are outstanding, the Corporation shall not, without the consent of the holders of two-thirds of the outstanding shares of this Series, given by such holders as one class, and given by vote in person or by proxy at a meeting called for that purpose or given in

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writing,  amend the Articles of  Incorporation or adopt or amend any resolutions of the Board of Directors to alter or change the powers, preferences or special rights of this Series so as to affect them adversely.

         (E) Except as provided herein, in the Articles of Incorporation of the Corporation or by law, holders of shares of this Series shall have no special voting rights and their consent shall not be required for taking any corporate action.

7. CERTAIN RESTRICTIONS.

         (A) Whenever quarterly dividends or other dividends or distributions payable on this Series as provided in Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of this Series outstanding shall have been paid in full, the Corporation shall not:

         (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any Common Stock or any other shares of stock ranking junior (either as to dividends or upon Liquidation) to this Series;

         (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon Liquidation) with this Series, except dividends paid ratably on this Series and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

         (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon Liquidation) with this Series; PROVIDED, HOWEVER, that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon Liquidation) to this Series; or

         (iv) purchase or otherwise acquire for consideration any shares of this Series, or any shares of stock ranking on a parity (either as to dividends or upon Liquidation) with this Series, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         (B) The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 7, purchase or otherwise acquire such shares at such time and in such manner.

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

8. CONSOLIDATION. MERGER. ETC.

In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of this Series shall at the same time be similarly exchanged for or changed into an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after July 10, 1996 declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common
Stock (other than the 1996 Stock Split), then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of this Series shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

9. RANKING.

This Series shall rank junior to all other series of the Corporation's Preferred Stock as to the payment of dividends and the distribution of assets upon Liquidation, unless the terms of any such series shall provide otherwise.

10. FRACTIONAL SHARES.

This Series may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of this Series.

11. OTHER RIGHTS.

The holders of shares of this Series shall not have any other preferences or special rights.

Series B Preferred Stock

1. DESIGNATION

The series shall be designated as "Series B Preferred Stock" ("this Series").

2. NUMBER

The number of shares of this Series authorized to be issued is 1,758,242

3. DIVIDENDS

If and when dividends and other distributions, in cash, in property or in shares of stock or other securities are declared by the Board of Directors on the Corporation's Common Stock, the holders of this Series shall be entitled to receive per share of this Series the dividends and other distributions, in cash, in property or in shares of stock or other securities declared and paid on the number of shares of the Corporation's Common Stock into which such share of this Series is convertible on the record date of such dividend or other distribution, and no more, when and as declared by the Board of Directors of the Corporation out of funds legally available thereof, to be paid to holders of record on the respective dates fixed for that purpose by the Board of Directors in advance of payment of each dividend.

         This Series shall rank junior as to dividends and distributions to all other shares of Preferred Stock and any other class or series of stock of the Corporation which are not by their terms expressly made junior or equal as to dividends and distributions to this Series. This Series shall rank equally as to dividends and distributions to the Corporation's Common Stock and all other shares of Preferred Stock and any other class or series of stock of the Corporation which are expressly made equal as to dividends and distributions to all other shares of Preferred Stock and any other class or series of stock of the Corporation which are by their terms expressly made junior as to dividends and distributions to this Series.

4. LIQUIDATION RIGHTS

In the event of the voluntary or involuntary liquidation, dissolution or winding up ("Liquidation") of the Corporation, each holder of shares of this Series shall be entitled to have paid to him or it out of the assets of the Corporation, before any distribution is made to or set apart for the holders of any shares of any class or series of stock of the Corporation ranking junior to this Series in respect to distribution of assets upon Liquidation, per share of this Series held by such holder, an amount equal to (I) the liquidation preference of $.01 per share PLUS (ii) the amount which would be paid to a holder of the Common Stock Conversion Number (as defined below) of shares of Common Stock. After payment to holders of this Series of the full preferential amount as aforesaid, holders of this Series shall, as such, have no right or claim to any of the remaining assets of the Corporation.

         If upon any Liquidation of the Corporation the assets of the Corporation or proceeds thereof distributable among the holders of shares of this Series and of any class or series of stock ranking equally with this Series as to distribution of assets upon Liquidation shall be insufficient to pay in full the preferential amounts payable to such holders, then such assets or the proceeds thereof shall be distributed among such holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full.

         This Series shall rank junior as to distributions of assets upon Liquidation to all other shares of Preferred Stock and any other class or series of stock of the Corporation which are not by their terms expressly made junior or equal as to distributions of assets upon Liquidation to this Series. This Series shall rank equally as to distribution of assets upon Liquidation to the Corporation's Common Stock and all other shares of Preferred Stock and any other class or series of stock of the Corporation which are expressly made equal as to distribution of assets upon Liquidation to all other shares of Preferred Stock and any other class or series of stock of the Corporation which are by their terms expressly made junior as to distribution of assets upon Liquidation to this Series.

         For purpose of this Certificate, the voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Corporation to, or a consolidation or merger of the Corporation with, one or more corporations shall not be deemed to be a Liquidation.

5. TRANSFER

No Person holding shares of this Series of record may sell, assign, transfer, pledge or otherwise dispose of, and the Corporation shall not register such transfer, sale, assignment, pledge or other disposal of such shares of this Series, whether by sale, assignment, gift, bequest, appointment or otherwise, except to The Walt Disney Company or an Affiliate of The Walt Disney Company. As used in this Section 5. "Affiliate" shall mean, with respect to a Person, any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control with, such Person.

6. CONVERSION RIGHTS

In the event a holder of shares of this Series sells, assigns, transfers, pledges or otherwise disposes of such shares contrary to the provisions of
Section 5 hereof, such sale, assignment, transfer, pledge or other disposition shall be deemed (I) an election by the holder thereof convert such shares of this Series into shares of the Corporation's Common Stock and (ii) a sale, assignment, transfer, pledge or other disposition of such shares of Common Stock. Upon any such sale, assignment, transfer, pledge or other disposition, each share of this Series so sold, assigned, transferred, pledged or other disposed of shall automatically convert into the Common Stock Conversion Number of fully paid and nonassessable whole shares of Common Stock of the Corporation on the date of such sale, assignment, transfer, pledge or other disposition. Upon presentation to the Corporation's Transfer Agent of the certificate or certificates representing the number of shares of Common Stock equal to the number of shares of this Series so presented multiplied by the Common Stock Conversion Number shall be issued in the name of the transferee or pledgee.

         Upon any conversion of shares of this Series, the holders thereof shall not be entitled to receive any accrued or unpaid dividends and distributions in respect of the shares converted or the shares of Common Stock issued on conversion thereof; PROVIDED, HOWEVER, that such holders shall be entitled to receive any dividends and distributions on such shares of this Series paid or declared prior to such conversion if such holder held such shares on the record date for the payment of such dividend or distribution.

         For all purposes, except the right to receive dividends and distributions as provided in the foregoing paragraph, the rights of a converting holder as a holder of shares of this Series shall cease, and the person or persons in whose name or names the certificate or certificates for Common Stock issuable upon such conversion are to be issued shall be deemed to have become the record holder or holders of such Common Stock at the close of business on that day (the "Date of Conversion") on which such shares are converted.

         The issuance of certificates for shares of Common Stock upon conversion of shares of this Series shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of this Series converted, the person or persons requesting issuance thereof shall pay to the Corporation the amount of any tax which may be payable in respect to any transfer involved in such issuance or shall establish to the satisfaction of the Corporation that such tax has been paid.

         The Corporation shall not be required to issue fractional shares of Common Stock upon conversion of shares of this Series. If more than one share of this Series shall be converted at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so converted. If any fractional interest in a share of Common Stock would be deliverable upon the conversion of any shares, the Corporation shall, in lieu of delivering the fractional share thereof, make a cash adjustment in respect of such fraction in an amount equal to the same fraction of the Current Market Price of one share of the Common Stock of the Corporation on the last day business day before the Date of Conversion. The "Current Market Price" on any given day shall be: (I) the closing sale price regular way of the shares of Common Stock of the Corporation on The New York Stock Exchange, or, in case no such sale takes place on such day, the reported closing bid price regular way of the shares of Common Stock of the Corporation on such day on The New York Stock Exchange, or if the Common Stock of the Corporation is not listed or admitted to trading on The New York Stock Exchange, the principal exchange on which such stock is traded or (ii) if the Current Market Price on such day of the Common Stock of the Corporation is not available pursuant to one of the methods specified above, then the average of the bid and asked prices for the Corporation's Common Stock on such day as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.

         At the option of the Corporation, by vote of the Board of Directors, the Corporation may from time to time cause the holders of the shares of this Series to convert their shares in accordance with this Section 6. In the event that the Corporation causes fewer than all of the shares of this Series to be converted at any one time, the shares so to be converted shall be selected by lot or pro rata. The Corporation shall cause a notice to be mailed, first class postage prepaid, at least 30 days, but not more than 90 days, prior to the Date of Conversion, to each holder of record of shares of this Series. Such notice shall be mailed to all record holders at their respective addresses as they shall appear upon the books of the Corporation and shall set forth the date of such conversion and the place for shares to be converted. In case the Corporation causes fewer than all of the shares represented by any one certificate to be converted, a new certificate representing the unredeemed shares shall be issued to the converting holder at the expense of the Corporation. Notwithstanding the foregoing, the Corporation may not cause the conversion of shares of this Series in accordance with this paragraph if within 15 days after delivery of the conversion notice contemplated by this paragraph, the holder of the shares of this Series which are the subject of the conversion notice (I) advised the Corporation in writing that such holder's Federal Communication Commission ("FCC") counsel has informed such holder that such FCC counsel believes it is reasonably likely that the holder's conversion of shares of this Series into shares of the Corporation's Common Stock would result in the attribution of properties of the Corporation and its Affiliates to the Walt Disney Company and its Affiliates under the multiple ownership rules, or would cause The Walt Disney Company and its Affiliates to be in violation of the cross-interest policy of, the FCC, or (ii) delivers written opinion of counsel reasonably satisfactory to the Corporation to the effect that it is reasonably likely that The Walt Disney Company's and its Affiliates' ownership of shares of the Corporation's Common Stock would cause violation of any federal or state law.

         The initial Common Stock Conversion Number is 10.

         (A) Adjustment of the Common Stock Conversion Number. The Common Stock Conversion Number shall be subject to adjustment from time to time as follows. In case the Corporation shall (I) subdivide or split the outstanding Common Stock into a larger number of shares of Common Stock by reclassification or otherwise or (ii) combine outstanding Common Stock into a smaller number of shares of Common Stock by reclassification or otherwise, the Common Stock Conversion Number in effect immediately prior thereto shall be adjusted proportionately so that the holder of a share of this Series thereafter converted shall be entitled to receive the number of shares of Common Stock that her or it would have owned after the happening of either of such events had such share of this Series been converted immediately prior to the happening of such event. An adjustment made pursuant to this subparagraph (A) shall become effective immediately after the effective date of such subdivision, split or combination or reclassification. This provision for adjustment of the Common Stock Conversion Number shall apply in each successive instance in which an adjustment is required thereby. No adjustment in the Common Stock Conversion Number resulting from the application of this provision is to be given effect unless, by making such adjustment, the Common Stock Conversion Number in effect immediately prior to such adjustment would be changed by 1% or more, but any adjustment which would change the Common Stock Conversion Number by less than 1% is to be carried forward and given effect in making future adjustments. All calculations under this Section 6 shall be made to the nearest one-hundredth (1/100th) of a share of Common Stock of the Corporation.

         (B) EFFECT OF A REORGANIZATION OR CONSOLIDATION. In case the Corporation shall effect any capital reorganization or reclassification of its Common Stock (except as provided in subparagraph (A) and other tan an change in par value, or from par value to no par value, or from no par value to par value) or shall consolidate or merge with or into any other Person (other than a merger in which the Corporation is the surviving corporation which does not result in any reclassification of , or change in, the outstanding shares of the Corporation's Common Stock) or shall sell or transfer substantially al its assets to any other Person, (i) as a condition of such reorganization, reclassification, consolidation, merger, sale or transfer, lawful provision shall be made whereby the holders of shares of this Series shall, if required to convert such shares at any time after the consummation of such transaction, receive upon conversion thereof in lieu of each share of Common Stock issuable upon conversion of such shares prior to such consummation the same kind and amount of stock (or other securities, cash or property, if any) as may be issuable or distributable in connection with such transaction with respect to each outstanding share of Common Stock subject to adjustments for subsequent subdivision, splits or combination or reclassification of shares, capital reorganization, consolidations or mergers as nearly equivalent as possible to the adjustments provided for in this Section 6 or (ii) at the option of the Corporation, by vote of the Board of Directors, the Corporation may cause the holders of the shares of this Series to convert their share in accordance with this Section 6; PROVIDED that such holders receive upon conversion their of consideration equal to the amount which would be paid to the holder of the Common Stock Conversion Number of shares of Common Stock for each share of this Series held by such holder on the date of such reorganization or reclassification, consolidation or merger or sale or transfer of all or substantially all of the Corporation's assets; and PROVIDED FURTHER, that the Corporation may not cause the conversion of shares of this Series in accordance with clause (ii) of this paragraph if within 15 days after delivery of the conversion notice contemplated by Section 6 hereof, the holder of the shares of this Series which are the subject of the conversion notice advises the Corporation in writing that such holder's FCC counsel has informed such holder that such FCC counsel believes it is reasonably likely that the holder's conversion of shares of this Series into shares of the Corporation's Common Stock would result in the attribution of properties of the Corporation and its

Affiliates to The Walt Disney Company and its Affiliates under the multiple ownership rules, or would cause The Walt Disney Company and its Affiliates to be in violation of the cross-interest policy of, the FCC.

         Whenever the number of shares of Common Stock deliverable upon the conversion of shares of this Series shall be adjusted pursuant to the provision hereof, the Corporation shall forthwith file at its principal office and with any Transfer Agent for this Series and for the Common Stock a statement, signed by the President or one of the Vice-Presidents of the Corporation and by its Treasurer or one of its Assistant Treasurers, stating the adjusted number of shares of Common Stock deliverable per share of this Series and setting forth in reasonable detail the method of calculation and the facts requiring such adjustment and upon which such calculation is based, and shall give notice (I) by certified or registered mail, postage prepaid, (ii) by a nationally known overnight delivery service or (iii) by hand, of such adjustment to each holder of record of this Series. Each adjustment shall remain in effect until a subsequent adjustment hereunder is required.

         In the event:

                  (a) of the occurrence of any of the events referred to in subparagraphs (A) and (B) above whether or not they would require an adjustment in the Common Stock Conversion Number under any such subparagraph (including an adjustment of less than 1%); or

                  (b)      of the Liquidation of the Corporation;

then the Corporation shall cause to be given to any Transfer Agent for this Series and to the holders of record of the outstanding shares of this Series notice (I) by certified or registered mail, postage prepaid, (ii) by a nationally known overnight delivery service or (iii) by hand at least twenty days prior to the applicable date hereinafter specified, a notice describing the event and stating the effect, if any, that such event will have upon the Common Stock Conversion Number, and the date on which any such subdivision, split or combination or reclassification or other capital reorganization or consolidation, merger or sale of assets referred to in subparagraph (A) or (B) of this Section 6 or such Liquidation is expected to become effective.

         The Corporation covenants that it will at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon conversion of the outstanding shares of this Series, such number of shares of Common Stock as shall be issuable upon the conversio0n of all such outstanding share of this Series.

         The Corporation will take all such action as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or regulation, or of any requirement of any national securities exchange upon which the Common Stock may be listed. The Corporation will not take any action which results in any adjustment to the Common Stock Conversion Number if the total number of shares of Common Stock issued and issuable after such action upon conversion of the shares of this Series would exceed the total number of shares of Common Stock then authorized by the Amended and Restated Articles of Incorporation of the Corporation.

         The shares of Common Stock issuable upon conversion of the shares of this Series, when the same shall be issued in accordance with the terms of this Series, are hereby declared to be in shall be fully paid shares of Common Stock and not liable to any call, taxes or assessments thereon, and the holders thereof shall not be liable for any further payments in respect thereof.

         "Common Stock: when used in Section 6 with reference to the Common Stock into which this Series in convertible shall mean only Common Stock as authorized by the Amended and Restated Articles of Incorporation of the Corporation to the date of this resolution, and any shares into which such Common Stock may thereafter have been changed, and, when otherwise used throughout this certificate, shall also include shares of the Corporation of any other class or series, whether now or hereafter authorized that ranks or is entitled to participation, as to payment of assets upon Liquidation and payment of dividends, substantially on a parity with such Common Stock or other class of shares into which such Common Stock may have changed.

         "Person" when used in Section 5 with reference to a transfer of the shares of this Series or Section 6 with reference to the consolidation or merger of the Corporation or the sale or transfer of all or substantially all of the Corporation's assets shall mean and include any individual, corporation, limited liability company, partnership (limited or general), joint venture, joint stock company, association, trust, any other unincorporated organization or entity and a governmental entity or any department or agency thereto.

7. VOTING RIGHTS.

In addition to any voting rights provided by law, each holder of this Series Shall be entitled to vote with respect to all matters upon which holders of the Corporation's Common Stock are entitled to vote (except as otherwise provided by law or by any other provision of the Amended and Restated Articles of Incorporation or of this Section). In exercising such voting rights, each holder of shares of this Series who holds such shares on the record date for such vote in his or its name on the transfer books of the Corporation shall be entitled to vote, in person or by proxy, 1/5 of the number of shares of this Series held by such holder multiplied by the Common Stock Conversion Number. Except as otherwise provided by law, the holders of Common Stock and shares of this Series shall vote together as a single class on all matters.

         At any time when shares of this Series are outstanding, the Corporation shall not, without the approval of a majority of the holders of record of the then outstanding shares of this Series, given in writing or by vote at a meeting consenting or voting (as the case may be) separately as a single class, amend, alter, repeal or modify (I) any rights, preferences or privileges of this Series as set forth in this Certificate of Designations or (ii) any other provisions of the Amended and Restates Articles of Incorporation or this Certificate of Designations, if such amendment, alteration, repeal or modification would have a material adverse effect on the rights of the holders of the shares of this Series.

8. OTHER RIGHTS.

The holders of this Series shall not have any other preferences or special rights.


         FOURTH: The name of the initial registered agent of the corporation is Charles E. Clark and the street address of his initial registered office is One Herald Plaza, Miami, Florida 33101.

         FIFTH: (a) The number of directors of the corporation shall not be less than ten nor more than twenty, the exact number to be fixed from time to time solely by resolution of the Board of Directors, acting by not less than a majority of the directors then in office.

         (b) The Board of Directors shall be divided into three classes, with the term of office of one class expiring each year. At the 1989 annual meeting of shareholders, six directors of the first class shall be elected to hold office for a term expiring at the 1990 annual meeting of shareholders, five directors of the second class shall be elected to hold office for a term expiring at the 1991 annual meeting of shareholders and five directors of the third class shall be elected to hold office for a term expiring at the 1992 annual meeting of shareholders. Commencing with the 1990 annual meeting of shareholders, each class of directors whose term shall then expire shall be elected to hold office for a three year term. A director shall hold office until the annual meeting for the year in which his term expires and until his successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, removal from office or other termination of service. In case of any change in the number of directors, any increase or decrease shall be apportioned among the classes so as to make all classes as nearly equal in number as possible. No reduction in the number of directors shall have the effect of shortening the term of an incumbent director.

         (c) Any director or the entire Board of Directors of the corporation may be removed only for cause. At any annual meeting of shareholders of the corporation or at any special meeting of shareholders of the corporation the notice of which shall state that the removal of a director or directors is among the purposes of the meeting, the holders of 80 percent of the combined voting power of the then outstanding shares of capital stock entitled to vote thereon, present in person or by proxy, may remove such director or directors for cause.

         (d) Newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the Board of Directors, acting by not less than a majority of the directors then in office, even if less than a quorum. Any director so chosen shall hold office only until the next election of directors by the shareholders.

         (e) Notwithstanding any provision of this Article FIFTH, whenever the holders of any one or more series of Preference Stock issued by the corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of shareholders or any class or series, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of these Amended and Restated Articles of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article THIRD hereof applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article FIFTH unless expressly provided by such terms.

         (f) This Article FIFTH may not be repealed or amended in any respect, and no provision inconsistent with this Article FIFTH may be adopted, unless such action is approved by the affirmative vote of the holders of not less than 80 percent of the combined voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors."

           SIXTH: Except as otherwise provided herein or by law, the Restated Articles of Incorporation of the corporation shall be amended only by the affirmative vote of the holders of a majority of the shares entitled to vote on such amendment, voting as a single class.

           SEVENTH: Except as otherwise provided herein, the affirmative vote of the holders of two-thirds of the outstanding shares of the Preference Stock and the Common Stock of the corporation, voting as a single class, and two-thirds of the outstanding shares of each class of shares, if any, entitled by law to a class vote thereon, shall be required for:

         (a) any consolidation of the corporation and another corporation into a new corporation;

         (b) any merger of the corporation and another corporation where the corporation is not the surviving corporation;

         (c) (i) any merger of the corporation and another corporation where the corporation is the surviving corporation, (ii) any acquisition of all or substantially all the assets of another corporation by the corporation or one or more of its subsidiaries, or (iii) any acquisition by the corporation or one or more of its subsidiaries of shares of a corporation entitling the holder thereof to exercise a majority of the voting power in the election of the directors of such corporation without regard to voting power which may thereafter exist upon a default, failure, or other contingency, provided that such merger, acquisition of assets or acquisition of shares involves the issuance or transfer by the corporation of such number of its shares as entitle the holders to exercise one-sixth or more of the voting power of the corporation in the election of its directors immediately after the consummation of such transaction; and

         (d) any sale, lease, exchange, or other disposition of all, or substantially all, the property and assets of the corporation.

         EIGHTH: In addition to any affirmative vote required by law or these Articles of Incorporation, the affirmative vote of the holders of not less than 80 percent of the outstanding shares of "Voting Stock" (as hereinafter defined) of the corporation shall be required for the approval or authorization of any "Business Combination" (as hereinafter defined) or of any series of transactions which, if taken together, would constitute a Business Combination of the corporation or any subsidiary with any "Related Person" (as hereinafter defined); provided, however, that the 80 percent voting requirement shall not be applicable if:

         (a) The "Continuing Directors" of the corporation (as hereinafter defined) by a majority vote (i) have expressly approved in advance the acquisition of Voting Stock of the corporation that caused the Related Person to become a Related Person, or (ii) have approved the Business Combination; or

         (b) The Business Combination is a merger or consolidation and the cash or fair market value of the property, securities or other consideration to be received per share by holders of Common Stock of the corporation in the Business Combination is not less than the highest per share price (with appropriate adjustments for recapitalizations and for stock splits, stock dividends and like distributions) paid by the Related Person in acquiring any of its holdings of the corporation's Common Stock either in or subsequent to the transaction or series of transactions in which the Related Person became a Related Person.

         Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

         For the purposes of this Article EIGHTH:

         (a) the term "Business Combination" shall mean (i) any merger or consolidation of the corporation or a subsidiary with or into a Related Person,
(ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any "Substantial Part" (as hereinafter defined) of the assets either of the corporation

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(including  without  limitation  any voting  securities of a subsidiary) or of a subsidiary, to a Related Person, (iii) any merger or consolidation of a Related Person with or into the corporation or a subsidiary of the corporation, (iv) any sale, lease, exchange, transfer or other disposition of all or any Substantial Part of the assets of a Related Person to the corporation or a subsidiary of the corporation, (v) the issuance or transfer of any securities of the corporation
or  a  subsidiary   of  the   corporation   to  a  Related   Person,   (vi)  any
reclassification   of   securities   (including   a  reverse   stock  split)  or
recapitalization that would have the effect of increasing the voting power of a Related Person, and (vii) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Related Person.

         (b) The term "Related Person" shall mean and include any individual, corporation, partnership or other person or entity which, together with its "Affiliates" and "Associates" (as defined on December 20, 1984 in Rule 12b-2 under the Securities Exchange Act of 1934), "Beneficially Owns" (as defined on December 20, 1984 in Rules 13d-3 and 13d-5 under the Securities Exchange Act of
1934) in the aggregate 15 percent or more of the outstanding Voting Stock of the corporation, any Affiliate or Associate of any such individual, corporation, partnership or other person or entity, and any assignee of any of the foregoing.

         (c) The term "Substantial Part" shall mean more than 30 percent of the fair market value of the total assets of the corporation in question, as of the end of its most recent fiscal year ending prior to the time the determination is being made.

         (d) Without limitation, any shares of Voting Stock of the corporation that any Related Person has the right to acquire pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by the Related Person.

         (e) For the purposes of subparagraph (b) of this Article EIGHTH, the term "other consideration to be received" shall include, without limitation, Common Stock of the corporation retained by its existing public stockholders in the event of a Business Combination in which the corporation is the surviving corporation.

         (f) The term "Voting Stock" shall mean all outstanding shares of capital stock of the corporation or another corporation entitled to vote generally in the election of directors and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

         (g) The term "Continuing Director" shall mean a director who either (i) was a member of the Board of Directors of the corporation immediately prior to the time that the Related Person involved in a Business Combination became a Related Person or (ii) was designated (before his or her initial election as director) as a Continuing Director by a majority of the then Continuing Directors.

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

         This Article EIGHTH may not be repealed or amended in any respect, and no provision inconsistent with this Article EIGHTH may be adopted, unless such action is approved by the affirmative vote of the holders of not less than 80 percent of the outstanding shares of Voting Stock of the corporation.

         NINTH: The power of the shareholders of the corporation to consent in writing, without a vote at an annual or special meeting of shareholders of the corporation, to the taking of any action is specifically denied. This Article NINTH may not be repealed or amended in any respect, and no provision inconsistent with this Article NINTH may be adopted, unless such action is approved by the affirmative vote of the holders of not less than 80 percent of the combined voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors."

         TENTH:

         (a) So long as newspapers account for a majority of the consolidated operating revenue of the corporation, the affirmative vote of the holders of not less than 80% of the "Voting Stock" (as hereinafter defined) of the corporation other than Voting Stock of the corporation which is "beneficially owned" (as hereinafter defined), directly or indirectly, by the "Other Party" (as hereinafter defined) shall be required for the approval or authorization of:

                  (i) any "Business Combination" (as hereinafter defined) if, immediately following the consummation of such Business Combination, more than 20% of the Voting Stock of the corporation (or of the surviving entity in the case of a merger or consolidation ) would be beneficially owned, directly or indirectly, by (a) any individual who is not a citizen of the United States, (b) any corporation, partnership or other entity organized under laws other than the laws of the United States or any state of the United States, (c) any foreign government,
         (d) any "group" (as such term is used in Sections 13(d)(3) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as in effect on January 1, 1989) which includes any individual or entity referred to in this clause (i), or (e) any corporation, partnership or other entity "controlled" (as hereinafter defined), directly or indirectly, by any individual, entity or group referred to in this clause (i); or

                  (ii) any other Business Combination unless the "Continuing Directors" (as hereinafter defined) by majority vote, based upon information known to them after reasonable inquiry and on their good faith assessment of the character, reputation, experience and intentions of the Other Party and its "affiliates" and "associates" (as hereinafter defined), determine in the good faith exercise of their business judgment that, following such Business Combination, newspapers which accounted for at least 90% of the aggregate daily circulation of all newspapers controlled, directly or indirectly, by the corporation immediately prior to the "Initial Date" (as hereinafter defined) would

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

         continue to serve their respective communities and other constituencies (including, without limitation, subscribers, readers, advertisers and customers) with the same degree of journalistic excellence, integrity and independence as existed prior to the Initial Date.

                  Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law, in these Articles of Incorporation or in any agreement with any national securities exchange or otherwise.

         (b) In evaluating any proposed Business Combination referred to in clause (ii) of paragraph (a) of this Article TENTH, the Continuing Directors shall give due consideration to (but shall not be bound by) the recommendation of a panel of independent experts (the "Independent Panel") selected by the Continuing Directors from individuals who are experts in the field of newspaper journalism and who have no material relationship (through employment, stock ownership or otherwise) with the corporation, the Other Party or any affiliate or associate of the corporation or of the Other Party. The corporation and the Other Party shall be given the opportunity to present information to the Independent Panel in connection with the Independent Panel's deliberations. The Continuing Directors are authorized, if and to the extent they deem such action to be appropriate, to cause the corporation to enter into agreements with the members of the Independent Panel pursuant to which the corporation shall pay such members reasonable compensation for serving on the Independent Panel, reimburse such members for their reasonable expenses incurred in connection therewith and indemnify such panel members against liabilities incurred in connection therewith.

         (c) For the purposes of this Article TENTH: ,

                  (i) The terms "affiliate", "associate" and "control" shall have the respective meanings ascribed to such terms on January 1, 1989 in Rule 12b-2 under the Exchange Act.

                  (ii) The term "Business Combination" shall mean (a) any merger or consolidation (x) to which the corporation is a party in which the corporation is not the continuing or surviving corporation, (y) pursuant to which shares of Common Stock of the corporation are converted into cash, securities or other property, or(z) as a result of which the shareholders of the corporation immediately prior to such consolidation or merger would not, immediately after such consolidation or merger, beneficially own, directly or indirectly, a majority of the Voting Stock of the surviving entity (or to its ultimate parent corporation, if any), (b) any reclassification of securities (including a reverse stock split), recapitalization, merger or reorganization of the corporation or other transaction or series of transactions involving the corporation that would have the effect, directly or indirectly, of increasing the proportion of the Voting Stock of the corporation beneficially owned, directly or indirectly, by any "Person" (as hereinafter defined) immediately following the consummation of such reclassification, recapitalization, merger, reorganization or other transaction or series of transactions to an amount equal to or greater than 80% or (c) any sale, lease, exchange, transfer or other disposition (including, without limitation, a mortgage or other security device) (a "Disposition") of (x) all or substantially all of the assets of the corporation (including, without limitation, any Voting Stock of a subsidiary ) or (y) any assets of the corporation if such Disposition is pursuant to a plan, arrangement or understanding by any Person or Persons for the Disposition of all or substantially all of the assets of the corporation.

                  (iii) A Person shall be deemed to "beneficially own", and shall be deemed to be the "beneficial owner" of, any Voting Stock which such Person or any of such Person's affiliates or associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 or Rule 13d-5 under the Exchange Act as in effect on January 1, 1989. Without limitation, any shares of Voting Stock of the corporation that any Person has the right to acquire pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise, shall be deemed beneficially owned by such Person.

                  (iv) The term "Continuing Director" shall mean (a) any member of the Board of Directors of the corporation who is not an Other Party, an affiliate or associate of an Other Party or a representative of an Other Party or any such affiliate or associate and who was a member of the Board of Directors of the corporation on January 1, 1989 and (b) any successor of a Continuing Director who is not an Other Party, an affiliate or associate of an Other Party or a representative of an Other Party or any such affiliate or associate and who is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board of Directors of the corporation.

                  (v) The term "Initial Date" shall mean the earlier of (a) the first date on which any Person acquires control, directly or indirectly, of the corporation or (b) the date on which a proposal for a Business Combination referred to in clause (ii) of paragraph (a) of this Article TENTH is first made known to the corporation or publicly announced.

                  (vi) The term "Other Party" shall mean (x) in the case of a merger or consolidation referred to in clause (a) of the definition of Business Combination, any Person (other than the corporation) that is or would be a party to such merger or consolidation, (y) in the case of a transaction referred to in clause (b) of the definition of Business Combination, any Person that would, immediately following the consummation of such transaction or transactions, beneficially own, directly or indirectly, 80% or more of the Voting Stock of the corporation and (z) in the case of a transaction referred to in clause
         (c) of the definition of Business Combination, any Person that is or would be acquiring assets pursuant to such transaction. In the event there is more than one Other Party to a Business Combination, each reference herein to the "Other Party" shall be deemed to refer to all such Other Parties; and in the event a "group" (as such term is used in the definition of Person) is an Other Party, each member of the group shall be deemed to be an Other Party.

                  (vii) The term "Person" shall mean any individual, corporation, partnership, other entity or "group" (as such term is used in Sections 13(d) (3) and 14(d) (2) of the Exchange Act as in effect on January 1, 1989).

                  (viii) The term "Voting Stock" shall mean all outstanding shares of capital stock of the corporation or (if the context so requires) another corporation entitled to vote generally in the election of directors and each reference to a proportion of shares of Voting Stock shall refer to such proportion of the votes entitled to be cast by such shares.

         (d) A majority of the Continuing Directors shall have the power and duty to determine for the purposes of this Article TENTH, based upon information known to them after reasonable inquiry, all facts relating to the applicability of, and necessary to determine compliance with, this Article TENTH, including, without limitation, (i) whether newspapers account for a majority of the consolidated operating revenue of the corporation, (ii) whether a Business Combination would have any of the effects specified in clause (i) of paragraph
(a) of this Article TENTH, (iii) whether a Person is an associate or affiliate of another Person, (iv) whether any transaction or transactions referred to in the definition of Business Combination would have any of the effects specified therein, (v) whether the Initial Date has occurred and, if so, the date of such occurrence, (vi) the amount, if any, of Voting Stock of the corporation which is beneficially owned, directly or indirectly, by any Person, (vii) whether a Person is an Other Party and (viii) such other matters with respect to which a determination is required under this Article TENTH. The good faith determination of a majority of the Continuing Directors on such matters, and the good faith determination of a majority of the Continuing Directors on matters referred to in clause (ii) of paragraph (a) of this Article TENTH, shall be conclusive and binding for all purposes of this Article TENTH.

         (e) This Article TENTH may not be repealed or amended in any respect, and no provision inconsistent with this Article TENTH may be adopted, unless such action is approved by the affirmative vote of the holders of not less than 80% of the Voting Stock of the corporation other than Voting Stock of the corporation which is beneficially owned, directly or indirectly, by the Other Party."

ELEVENTH:

If the  Corporation  acquires  its own shares,  such shares  shall belong to the

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

Corporation and shall constitute treasury shares unless disposed of or canceled by the Corporation.





Executed this 2nd day of February, 1998.

KNIGHT-RIDDER, INC.

By:

P. Anthony Ridder
Director


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